STRICTLY PRIVATE AND CONFIDENTIAL

January 28th, 2011

AMERICAN POWER CORP.
16 Market Square Centre
1400 16th Street, Suite 400
Denver CO 80202

Attention:	Mr. Al Valencia
Chief Executive Officer

Dear Sir:

We understand that American Power Corp. (“American Power” or the “Company” or “you”) is seeking to enter into a potential transaction in order to advance the Company’s PACE Coal Project in Montana, including by way of strategic partnership, joint venture, sale of all or part of the asset, strategic financing or other transaction (collectively, the “Proposed Transaction”).

This letter agreement (the “Agreement”) is to confirm the terms and conditions pursuant to which American Power has engaged Gryphon Partners Canada Inc., (“Gryphon” or “we”) to provide financial and other investment banking advice to the Company in the context of evaluating and entering into the Proposed Transaction.

By your acceptance of this Agreement (including the schedules hereto), you appoint Gryphon and we agree to act as your financial advisor and agent in respect of the Proposed Transaction on the terms and conditions set out below, effective as of the date hereof (the “Effective Date”).

1.	Responsibilities and Services

In respect of the Proposed Transaction, it is envisaged that Gryphon would be required to undertake the following:

(i)	preparation of a financial analysis of American Power and its assets in order to understand the Company’s value potential from a capital markets perspective;

(ii)
development of a financial model of the Company and analysis of various other financial data, including selected public company trading data and precedent transactions, to be used in the financial assessment and value review of the Company and the Proposed Transaction;

(iii)	identification of a broad range of strategic alternatives for consideration with respect to the Proposed Transaction;

(iv)	preparation of a qualitative and quantitative assessment of these alternatives in order to assist the Company with its review;

(v)	delivery of a report to Management and the Board of Directors of the Company outlining the financial analysis and potential course of action;

(vi)	develop and orchestrate a process to solicit interest in the Company from third parties in the context of the Proposed Transaction;

(vii)	assist with the preparation of relevant due diligence materials, including an electronic dataroom, to facilitate the review by such third parties in the Proposed Transaction;

(viii)	coordinate receipt of expressions of interest from third parties regarding the Proposed Transaction;

(ix)	prepare and deliver timely updates to Management and the Board of Directors of the Company to assess the process and available alternatives;

(x)	deliver a recommendation to the Company on the selected alternative and assist in a decision on how to proceed;

(xi)	together with your legal counsel, assist in drafting and finalizing the documentation necessary to complete the Proposed Transaction;

(xii)	assist in formulating and executing strategies to communicate the rationale underlying the Proposed Transaction and gain acceptances from shareholders and other relevant stakeholders;

(xiii)	preparation of scripts and establishing procedures for responding to the media and key shareholders and stakeholders, as relevant;

(xiv)	monitoring market activity, media announcement and brokerage reports; and

(xv)	providing such other financial advisory and other investment banking services to American Power as we agree, in writing, are appropriate in the circumstances.

2.	Gryphon Advisory Team

The proposed Gryphon advisory team to work with American Power on the Proposed Transaction is as follows:

Team Leader:                                                      Bram Walters, Partner

Transactional Management:                            Shawn Howarth, Associate

Analytical & General Support:                       Tom Budai, Analyst

Strategic Support:                                              Gordon Bogden, Managing Partner

Should the Proposed Transaction develop such that further resources are required, Gryphon will involve other members of our global team as appropriate and agreed with American Power.

3.	Fees

(a)	In consideration of our acting as your exclusive financial advisor and agent hereunder, you agree to pay to Gryphon the following:

(i)
provided we are actively carrying out our responsibilities as set out in paragraph 1 above, a Work Fee of $15,000 per month, commencing on the Effective Date, whether or not the Proposed Transaction is completed.  The cumulative gross amount of the Work Fee paid to Gryphon in connection with the Proposed Transaction shall credited back to American Power and deducted from the proceeds of the Proposed Transaction payable to Gryphon at the time of closing;

(ii)	upon closing of the Proposed Transaction, a Transaction Fee equal to 1.50% of the Transaction Value, subject to a minimum Transaction Fee of $750,000.

For greater certainty, the Transaction Value shall be equal to the total consideration received by the Company or its affiliates in connection with the Proposed Transaction, including, without limitation, cash, securities assumption of debt and other liabilities, any joint venture interest delivered to, or retained by, the Company or any affiliate of the Company, the present value of any royalty or non-tangible asset and any other structured payment or other form of consideration associated with the Proposed Transaction.

The fair market value of any securities issued and any non-cash consideration paid or received will be mutually agreed upon for the purposes of calculating the Transaction Value by Gryphon and the Company as of the date of completion of the Proposed Transaction.  Any delayed or subsequent payments and/or any contingent consideration paid to the Company or any other relevant party shall be discounted to and valued at the applicable date in a manner agreed to by the Company and Gryphon.

(iii)
in the event that the Proposed Transaction is not completed and a break fee or termination fee (the “Break Fee”) is paid to the Company or a Company Affiliate, the Company shall pay to Gryphon the lesser of an amount equal to 20% of such Break Fee or $750,000.

(b)
If you agree to pay a commission or fee to anyone else (including without limitation any other financial advisor to the Company), such commission or fee shall be for your account and shall not reduce the amount payable to us under this Agreement.

(c)
The Company agrees to reimburse Gryphon for all reasonable out-of-pocket expenses incurred by Gryphon in entering into and performing this Agreement, including but not limited to travel and communication expenses, database service expenses, courier charges, the reasonable fees and disbursements of its counsel and any other advisors retained by Gryphon with the consent of the Company, such consent not to be unreasonably withheld, provided that written approval from the Company will be required should such expenses exceed $50,000.  Such reimbursable expenses will be payable on receipt by the Company of invoices from Gryphon whether or not the Proposed Transaction is completed.

4.	Additional Services

If Gryphon is requested to provide any other services in addition to those described in paragraph 1 above, the terms and conditions relating to such services will be outlined in a separate signed letter of agreement and the fees for such services will be in addition to the fees payable hereunder, will be negotiated separately and in good faith and will be consistent with fees paid to North American investment bankers for similar services. However, for greater certainty, Gryphon will not provide any legal, tax or accounting advice, either pursuant to this Agreement or otherwise.  The Company will be solely responsible for engaging and instructing such legal, tax and accounting professionals as you deem necessary for purposes of the subject matter of this Agreement.

5. Public Acknowledgment

It is recognized that Gryphon will be publicly acknowledged as financial adviser to the Company in relation to the Proposed Transaction in appropriate documentation and public releases.

6.	Compliance with Laws and Use of Experts

The Company will comply with all applicable laws, regulations and policies, whether domestic, foreign, federal, national, provincial, state or otherwise, applicable to the Proposed Transaction.  We understand that you will retain reputable legal, accounting, tax and technical advisors experienced in these matters to work with us in effecting the Proposed Transaction.  You will pay the fees, taxes and disbursements of all such advisors, which will be billed directly to the Company.

If required by regulatory, governmental or judicial authorities or if requested by the Company, Gryphon will testify before and provide reasonable support services to the Company before any governmental commission, regulatory authority or court.  Gryphon’s testimony or support services will be confined to the services performed under this Agreement.

If Gryphon or any one of its directors, officers, partners or employees is requested or is required to:

i.
testify in any forum (including, without limitation, in connection with any governmental, regulatory or judicial proceeding or inquiry) in connection with any matter relating to the services provided by Gryphon hereunder;

ii.	be examined in connection with any such matter;

iii.	respond or answer to procedures designed to discover or provide information regarding any such matters; or

iv.	provide support services in connection with or relating to any such matter;

then Gryphon shall have the right to employ its own counsel in connection therewith and shall be reimbursed by the Company for the reasonable fees and disbursements of such counsel as well as its reasonable out-of-pocket costs, charges and expenses incurred in connection therewith.  In addition, the Company shall pay Gryphon for the time spent by any of its personnel in connection with any such matter at a reasonable per diem rate.  Amounts payable pursuant to this paragraph are in addition to any other amounts payable pursuant to this Agreement.

7.	Indemnification

The Company hereby agrees to indemnify Gryphon in accordance with Schedule A hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement.  Such indemnity (the "Indemnity") shall be executed and delivered to Gryphon on the execution of this Agreement and shall be in addition to, and not in substitution for, any liability, which the Company or any other person may have to Gryphon, or other persons indemnified pursuant to the Indemnity, apart from the Indemnity.

8. Term

The engagement of Gryphon pursuant to this Agreement shall terminate on the earlier of, the completion of the Proposed Transaction or six (6) months from the Effective Date, unless extended by mutual agreement of the parties in writing, provided that the obligations of the Company to indemnify, to pay any amounts due to Gryphon pursuant to this Agreement including fees and expenses and the obligations of Gryphon under paragraph 13, shall survive the completion of Gryphon’s engagement hereunder, any withdrawal or termination of the Proposed Transaction or the expiry or other termination of this Agreement provided that such obligation with respect to paragraph 13 shall terminate one (1) year from the termination of this Agreement.

9.	Access to Information and Certificate of Representation

Representatives of Gryphon shall participate in or be kept fully informed of all relevant matters concerning the Proposed Transaction and will receive copies of all documents considered relevant, including drafts thereof, prepared in connection with the Proposed Transaction;

The Company will make available or cause to be made available to Gryphon on a timely basis all information (financial or otherwise), data, documents, opinions, appraisals, valuations and other information and materials of whatsoever nature or kind respecting the Company and its subsidiaries that are in the possession of the Company or its subsidiaries as Gryphon may reasonably require or consider appropriate in carrying out its services hereunder; and

The Company agrees to provide Gryphon with timely access to the directors, officers, employees, independent auditors, consultants and financial, legal and other professional advisors of the Company and its subsidiaries.

10.	Accuracy of Information

In carrying out our responsibilities hereunder, Gryphon will necessarily rely on information prepared or supplied by you and other sources believed by us to be reliable and assumes no obligation to verify the accuracy or completeness of such information and under no circumstances will we be liable to you or your security holders for any damages arising out of the inaccuracy or incompleteness of any such information. You will bear sole responsibility for the accuracy and completeness of any take-over bid circular, management information circular, confidential information memorandum or other disclosure documents to be prepared in connection with the Proposed Transaction.

If you determine to make information concerning the Company and any Proposed Transaction available to third parties, you will bear sole responsibility for the accuracy and completeness of the information provided to third parties, except for any information created solely by Gryphon and which is provided to third parties by Gryphon without your concurrence.

You represent and warrant to us that all information and documentation concerning the Company that is provided by you to Gryphon in connection with this engagement will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material to a financial advisor and agent performing the services contemplated herein.

11.	Material Changes

You will advise us promptly of any material change, actual or contemplated, in your affairs or in any information provided to us concerning you or any Proposed Transaction and to the extent that you are aware of such changes, in information concerning any relevant third party.  Unless advised otherwise, Gryphon will be entitled to assume that there has been no material change in such information and will be entitled to rely thereon.  You will notify us promptly of any notice by any judicial or regulatory authority requesting any information, meeting or hearing relating to you and your affairs or any relevant third party and its affairs or the Proposed Transaction or any other event or state of affairs that may be relevant to us or your security holders.

You agree that if, following the public announcement of the Proposed Transaction, there occurs any material change or event, actual or contemplated, or you discover any fact or information, which you believe is material or would require the making of any amendment, supplement or revision to the shareholder materials utilized to effect the Proposed Transaction (an “Amendment”), you will (i) notify us in writing of the full particulars thereof, (ii) prepare, file and distribute such Amendment in the manner permitted or required pursuant to all applicable securities legislation or pursuant to any order obtained by you from the relevant authorities and/or courts in that regard, and (iii) provide us with such number of copies of the Amendment as we may reasonably request.

12.	Notification of Regulatory or Court Action

The Company will advise Gryphon of any request received by it from any applicable regulatory authority for any material information, meeting or hearing relating to any Proposed Transaction, or other disclosure document or documents prepared in connection with any Proposed Transaction for filing with regulatory authorities or delivery or communication to shareholders of the Company (collectively, the "Disclosure Documents"), the issuance of any cease trading order or restraining order or the initiation of any meeting, hearing, proceeding, litigation or investigation by a regulatory authority, shareholder or other party with respect to the Proposed Transaction, or the Disclosure Documents of which the Company is aware.

13. Confidentiality

Gryphon acknowledges that all information provided, whether written or oral, to Gryphon by or on behalf of the Company, its subsidiaries, agents or advisors pursuant to this Agreement is confidential.  Gryphon agrees that it shall maintain such information in confidence and that such information shall not be used other than in furtherance of the purposes of this Agreement, provided that this confidentiality obligation shall not apply to (a) information now in the public domain, (b) information which subsequently becomes public other than through breach by Gryphon of its obligations hereunder, (c) information disclosed to Gryphon by third parties in respect of which such third parties are not, to the knowledge of Gryphon, under an obligation of confidentiality, or (d) information which is required by law to be disclosed.  If Gryphon is requested or required pursuant to a legal or administrative process to disclose any such information, Gryphon shall provide the Company with prompt notice of such request or requirement so that the Company may seek an appropriate protective order or similar remedy.  Gryphon and its representatives, including professional consultants, shall be made aware of and be bound by the provisions of this paragraph 13.

14.	Acknowledgement of Securities Activities

Gryphon will conduct itself in such a manner that it will continue to be independent within the meaning of applicable securities laws throughout the term of its engagement hereunder.  The Company acknowledges and agrees that nothing herein contained shall prevent or restrict Gryphon, (a) following the termination of Gryphon's engagement hereunder as contemplated by the first sentence of paragraph 8, from accepting engagements or assignments from any person or company whereby Gryphon would provide financial advisory services in connection with any Proposed Transaction that relates to or involves the Company, or its affiliates or the assets of any such company, or (b) from at any time accepting any engagement to provide financial advisory services, provided that in each case the acceptance of such engagement has been consented to by the Company.

15.	Other Matters

This Agreement (including without limitation, Schedule A hereto) shall be effective from the Effective Date notwithstanding the date of this letter or the date it is executed by any party.  This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Without limiting the generality of the foregoing, this Agreement (including the indemnification provided hereunder) shall survive any Proposed Transaction and the Company or its successors shall remain responsible to Gryphon for the Company’s obligations hereunder and Gryphon or its successors shall remain responsible to the Company for Gryphon’s obligations hereunder. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof.  Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

16. Currency

All financial references in this Agreement are to Canadian dollars unless otherwise indicated.

17.	Notices

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given or made by delivery or by telecopy or similar facsimile transmission (receipt confirmed) to the respective parties as follows:

if to American Power, to:

16 Market Square Centre
1400 16th Street, Suite 400
Denver CO 80202

Attention:                      Al Valencia
Email:                            av@americanpowerco.com

if to Gryphon, to:

Gryphon Partners Canada Inc.
20 Adelaide Street East, Suite 1105
Toronto, Ontario M5C 2T6

Attention:                      Bram Walters
Email:                            bw@gryphonpartners.ca

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or so emailed or transmitted as long as such day is a business day.  Any party may change its address by notice to the other in the manner set out above.

18.	Governing Law

This Agreement is made pursuant to and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  You and we hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

19.	Independent Contractors

You and we agree that each of us is entering into this Agreement as an independent contractor.  Nothing in this Agreement is intended to: (a) create any partnership, joint venture or fiduciary relationship of any kind whatsoever; or (b) benefit any third parties or create any obligations to any third parties, except for (i) Schedule A (the Indemnity is intended to benefit all Indemnified Parties); and (ii) if and to the extent expressly provided in this Agreement concerning the Board of Directors of the Company.

If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this Agreement and returning the same to us.

Sincerely,

GRYPHON PARTNERS CANADA INC.
/s/ Bram Walters
Bram Walters
Partner

The foregoing is in accordance with our understanding and is agreed by us as of the date first written above.

AMERICAN POWER CORP.

Al Valencia
Chief Executive Officer

SCHEDULE A

INDEMNITY

In connection with the engagement of Gryphon Partners Canada Inc. (“Gryphon”) pursuant to the Agreement between Gryphon and American Power Corp. (the “Indemnitor”) as of the Effective Date (the “Engagement”), the Indemnitor hereby agrees to indemnify and hold harmless Gryphon and its affiliates, the respective directors, officers, partners, agents and employees of Gryphon and its affiliates (Gryphon and each of such entities and persons being herein referred to as an “Indemnified Person”), to the full extent lawful, from and against all losses, claims, damages or liabilities (or actions in respect thereof) and reasonable expenses incurred by each Indemnified Person related to or arising out of activities performed in connection with the Engagement (whether rendered prior to or after the execution of this Agreement) or the role of any Indemnified Person in connection therewith.  In connection with the Engagement, the Indemnitor will reimburse any Indemnified Person for all out of pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which such Indemnified Person is a party, provided that the Indemnitor shall not be responsible for the fees and disbursements of more than one counsel for all Indemnified Persons.  The Indemnitor will not be responsible, however, for any losses, claims, damages, liabilities (or expenses relating thereto) of any Indemnified Person determined by a final judgment of a court of competent jurisdiction that has become non-appealable to have resulted primarily from actions taken or omitted to be taken by such Indemnified Person through bad faith, negligence or willful misconduct.  The Indemnitor also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, in tort or otherwise) to the Indemnitor for or in connection with the Engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Indemnitor that are determined by a final judgment of a court of competent jurisdiction that has become non-appealable to have resulted from actions taken or omitted to be taken by such Indemnified Person through bad faith, negligence, willful misconduct or breach of the Engagement Letter.

The Indemnitor may at its election and will, if requested by an Indemnified Person, assume the defense of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel satisfactory to such Indemnified Person acting reasonably and the payment of the reasonable fees and disbursements of such counsel, in which event, except as provided below, the Indemnitor shall not be liable for the fees and disbursements of any other counsel retained by an Indemnified Person in connection with such litigation or proceeding.  In any such litigation or proceeding, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnitor and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel, (ii) the Indemnitor does not promptly and expressly assume the defense of such litigation or proceeding, or (iii) Gryphon is advised by counsel that there is an actual or potential conflict in the Indemnitor’s and Gryphon’s respective interests or additional defenses are available to Gryphon which makes representation by the same counsel not appropriate or unadvisable.  The Indemnitor shall not in connection with any such litigation or proceeding in the same jurisdiction be liable for the reasonable fees and expense of more than one separate legal firm to represent all Indemnified Persons.  The Indemnitor shall not be liable for any settlement of any litigation or proceeding effected without its written consent (which it will not unreasonably withhold or delay), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnitor agrees to indemnify the Indemnified Person from and against any loss or liability by reason of such settlement or judgment, subject to the penultimate sentence of the first paragraph hereof.  If the Indemnitor assumes the defense of any litigation or proceeding, the Indemnitor will not, without the prior written consent of Gryphon, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of Gryphon and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Indemnitor’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding sentence.

Promptly after receiving notice of an action, suit, proceeding or claim against Gryphon or any other Indemnified Person or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, Gryphon or any such other Indemnified Person will notify the Indemnitor within a reasonable time, of the particulars thereof, provided that the omission to so notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have to Gryphon or any other Indemnified Person except only to the extent that any such delay in or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any increase in the liability under this Indemnity.

If for any reason (other than determinations based on negligence, willful misconduct, or breach of this Engagement Letter as contemplated above), the foregoing indemnification is unavailable to Gryphon or any other Indemnified Person or is insufficient to hold Gryphon or any other Indemnified Person harmless, the Indemnitor shall contribute to the amount paid or payable by Gryphon or any other Indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect not only the relative benefits received by Gryphon on the one hand and the Indemnitor or any other Indemnified Person on the other hand, but also the relative degrees of fault of the Indemnitor, Gryphon or any other Indemnified Person as well as any relevant reasonable equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by Gryphon or any other Indemnified Person as a result of any such loss, claim, damage, liability or expense any excess of such amount over the amount of the fees received by Gryphon pursuant to the Engagement.

The foregoing Agreement shall be in addition to any rights that Gryphon or any Indemnified Person may have at common law or otherwise.

The Indemnitor hereby constitutes Gryphon as trustee for each of the other Indemnified Persons of the Indemnitor’s covenants contained in this Schedule A with respect to such persons and Gryphon agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

This indemnification shall apply to the Engagement, any additional engagement relating to the Engagement as may be agreed to by the Indemnitor and any modification of the Engagement or such additional engagement and shall remain in full force and effect following the completion or termination of the Engagement or any such additional engagement.

DATED as of the 28 day of January, 2011

AMERICAN POWER CORP.

/s/ Al Valencia
Al Valencia
Chief Executive Officer